CAMPBELL ALTERNATIVE ASSET TRUST
                         MONTHLY REPORT - December 2007
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (23,291.254 units) at November 30, 2007            $ 38,172,133
Additions of 63.785 units on December 31, 2007                          102,283
Redemptions of (725.396) units on December 31, 2007                  (1,163,237)
Offering Costs                                                          (28,100)
Net Income - December 2007                                             (794,323)
                                                                   ------------

Net Asset Value (22,629.643 units) at December 31, 2007            $ 36,288,756
                                                                   ============

Net Asset Value per Unit at December 31, 2007                      $   1,603.59
                                                                   ============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                        $  (748,000)
    Change in unrealized                                                757,640

  Gains (losses) on forward and options on forward contracts:
    Realized                                                          1,148,927
    Change in unrealized                                             (1,960,232)
  Interest income                                                       111,020
                                                                    -----------

                                                                       (690,645)
                                                                    -----------

Expenses:
  Brokerage fee                                                          95,828
  Performance fee                                                             0
  Operating expenses                                                      7,850
                                                                    -----------

                                                                        103,678
                                                                    -----------

Net Income (Loss) - December 2007                                   $  (794,323)
                                                                    ===========

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                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on December 31, 2007                     $   1,603.59

Net Asset Value per Unit on November 30, 2007                     $   1,638.90

Unit Value Monthly Gain (Loss) %                                         (2.15)%

Fund 2007 calendar YTD Gain (Loss) %                                    (11.67)%

To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                       /s/ Theresa D. Becks
                                       -----------------------------------------
                                       Theresa D. Becks, Chief Executive Officer
                                       Campbell & Company, Inc.
                                       Managing Owner
                                       Campbell Alternative Asset Trust

                                       Prepared without audit

Dear Investor,

Credit crisis continues to drive market turmoil at year-end...

Losses for the Portfolio from currency trading continued into year-end as market participants sold high yielding currencies, particularly the British Pound. Fears that the UK housing market and general economic growth would slow caused the Pound to finish off 4% on the month.

Smaller losses were experienced in fixed income trading and trading in equity indices as U.S. and European stock markets were extremely volatile in December, while Asian stocks continued to move lower.

Small gains were recorded in base and precious metals as gold rallied 6% to all time highs amid strong buying in the face of a bounce in the U.S. Dollar.

Campbell has responded to the performance difficulties of 2007 with intensified efforts in research, highlighting the need to diversify across investment horizons and to monitor and respond to sharp factor-risk contagion more nimbly. Our 36 years of experience shows that our investment in the research process continues to provide for evolutionary change, while our commitment to the discipline of systematic trading remains unchanged.

We thank you for your patience and partnership in 2007, and look forward to the trading opportunities that 2008 should provide. Wishing you a happy, healthy and prosperous New Year. Please do not hesitate to contact me if you have any questions.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
Managing Owner
Campbell Alternative Asset Trust